Exhibit 99.1

EnerSys Reports 4th Quarter 2005 Results

READING, Pa., USA June 1 — EnerSys (NYSE:ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today its fourth fiscal quarter of 2005, basic and diluted net earnings per share of $0.22 and its fiscal 2005 year pro forma basic and diluted net earnings per share of $0.83 and $0.82, respectively. These fourth quarter results are at the top of the $0.20 to $0.22 diluted net earnings per share preliminary results provided on April 25, 2005. Our pro forma adjustments primarily relate to the effect of our IPO, the elimination of our special charges and the elimination of our non-cash Series A convertible stock dividend.

Pro forma net earnings for our fourth quarter of 2005 were $10.2 million or $0.22 per share basic and diluted (which are identical to our historical fourth quarter results discussed below), compared to pro forma net earnings of $11.9 million, or $0.26 per share basic and diluted in the prior year. Pro forma net earnings for the fiscal year ending March 31, 2005, were $38.2 million or $0.83 per share basic and $0.82 per share diluted, compared to pro forma net earnings of $36.2 million or $0.79 per share basic and $0.78 per share diluted in the prior year.

Net earnings for our fourth fiscal quarter of 2005 were $10.2 million, or $0.22 per share basic and diluted, compared to net earnings of $0.8 million and net loss available to common shareholders of $6.7 million, or a $0.61 loss per share basic and diluted, in the prior year’s fourth quarter. Net earnings for the fiscal year ending March 31, 2005 were $32.4 million and net earnings available to common shareholders were $24.2 million or $0.67 per share basic and $0.65 per share diluted, compared to net earnings of $4.8 million and a net loss of $19.9 million available to common shareholders, or a $1.80 loss per share basic and diluted in the prior fiscal year.

Net sales for the fourth quarter of fiscal 2005 were $285.6 million compared to $275.4 million in our prior year fourth quarter, or an increase of 3.7%. Our fourth quarter of fiscal 2005 contained four fewer days than the fourth quarter in the prior year, which reduced fiscal 2005 net sales by approximately $19 million or 7%. Excluding the favorable impact of foreign currency translation (primarily from the Euro), our fourth quarter of fiscal 2005 net sales increased approximately 1%. Net sales for the fiscal 2005 year were $1,083.9 million compared to $969.1 million in our prior year, or an increase of 11.8%. Excluding the impact of favorable foreign currency translation (primarily from the Euro), our full year fiscal 2005 net sales increased approximately 8%.

EnerSys’ fiscal 2005 fourth quarter operating results for its reporting segments, compared to the fiscal 2004 fourth quarter are as follows (in millions).

	Fiscal quarter ended
	March 31, 2005		March 31, 2004
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$128.1	$7.0	$136.3	$12.2
Motive Power	157.5	10.9	139.1	12.4
Special Charges and Other	—	—	—	(12.3)

	$285.6	$17.9	$275.4	$12.3

EnerSys’ fiscal 2005 year operating results for its reporting segments compared to the fiscal 2004 year are as follows (in millions):

	Fiscal year ended
	March 31, 2005		March 31, 2004
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$510.5	$36.8	$480.0	$38.5
Motive Power	573.4	39.8	489.1	36.8
Special Charges and Other	—	(0.2)	—	(21.5)

	$1,083.9	$76.4	$969.1	$53.8

“I am particularly pleased with our solid earnings results for both our fourth fiscal quarter of 2005 and for the full year, when considering the significant increase in commodity costs” stated John D. Craig, Chairman, President and Chief Executive Officer. “Our fourth quarter diluted net earnings per share of $0.22 were at the top of our previous guidance, as sales continue to expand, our global manufacturing facilities performed cost effectively and costs continue to be reduced through our savings initiatives. We anticipate that our fiscal 2006 first quarter diluted net earnings per share will be between $0.18 and $0.22,” he said.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Our actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect our results, including our earnings estimates, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in our Quarterly Report on Form 10-Q for the third fiscal quarter ended January 2, 2005, which was filed with the U.S. Securities and Exchange Commission.

This press release contains pro forma earnings per share data determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses the non-GAAP measures in their analysis of the company’s performance. As described in the footnotes to the tables and the reconciliation provided below, these measures, as used by EnerSys, adjust net earnings determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or were associated with our IPO, and certain non-cash charges. Management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of our business. These disclosures should not be viewed as a substitute for net earnings determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

EnerSys

Summary of Earnings

(In millions, except share and per share data)

EnerSys and Subsidiaries

	Fiscal quarter ended
	March 31, 2005	March 31, 2004
Net sales	$285.6	$275.4
Gross profit	67.2	72.4
Operating earnings	17.9	12.3
Earnings before income taxes	15.5	2.2
Net earnings	10.2	0.8
Series A convertible preferred stock Dividends	—	(7.5)
Net earnings (loss) available to common stockholders	$10.2	$(6.7)
Net earnings (loss) per common share
– Basic	$0.22	$(0.61)
Net earnings (loss) per common share
– Diluted	$0.22	$(0.61)
Weighted average shares outstanding
Basic	46,047,821	11,014,421
Diluted	46,776,768	11,014,421
Pro forma net earnings per common share (1)
Basic	$0.22	$0.26
Diluted	$0.22	$0.26
Pro forma weighted average shares outstanding
Basic	45,945,559	45,945,559
Diluted	46,448,006	46,448,006

(1)	Giving effect to our IPO as if it occurred at the beginning of the first fiscal quarter of 2005 and 2004. Fiscal 2004 fourth quarter pro forma net earnings per share includes $0.4 of additional interest expense (net of tax) for additional borrowings from the March 2004 recapitalization, net of the assumed repayment of debt from the IPO proceeds, and excludes $11.5 of special charges (net of tax) related to the recapitalization and the series A convertible preferred stock dividend of $7.5.

EnerSys

Summary of Earnings

(In millions, except share and per share data)

EnerSys and Subsidiaries

	Year ended
	March 31, 2005	March 31, 2004
Net sales	$1,083.9	$969.1
Gross profit	255.4	246.3
Special charges relating to restructuring and uncompleted acquisitions	—	21.1
Operating earnings	76.4	53.8
Special charges relating to a write-off of deferred finance costs and a prepayment penalty in fiscal 2005 and a settlement agreement in fiscal 2004	6.0	31.0
Earnings before income taxes	49.7	7.8
Net earnings	32.4	4.8
Net earnings (loss) available to common Stockholders	$24.2	$(19.9)
Net earnings (loss) per common share
– Basic	$0.67	$(1.80)
Net earnings (loss) per common share
– Diluted	$0.65	$(1.80)
Weighted average shares outstanding
Basic	36,416,358	11,014,421
Diluted	37,046,697	11,014,421
Pro forma net earnings per common share (1)
Basic	$0.83	$0.79
Diluted	$0.82	$0.78
Pro forma weighted average shares outstanding
Basic	45,945,559	45,945,559
Diluted	46,448,006	46,448,006

(1)	Giving effect to our IPO as if it occurred at the beginning of the first fiscal quarter of 2005 and 2004. Fiscal 2005 pro forma net earnings per share excludes $1.9 of interest expense (net of tax) from the assumed repayment of debt from IPO proceeds, excludes the special charge relating to the IPO of $3.9 (net of tax) and excludes the series A convertible preferred stock dividend of $8.2. Fiscal 2004 pro forma net earnings per share includes $0.9 of additional interest expense (net of tax) for additional borrowings from the March 2004 recapitalization, net of the assumed repayment of debt from the IPO proceeds, and excludes the $32.3 (net of tax) special charges related to a settlement agreement and the series A convertible preferred stock dividend of $24.7.

Included below is our reconciliation of non-GAAP financial measures to reported amounts:

Pro forma net earnings are calculated giving effect to the IPO as if it occurred as of the beginning of the pro forma periods presented and eliminating the effect of the special charges (net of tax). Pro forma basic and diluted weighted-average share amounts are calculated as of the IPO effective date.

	Fiscal quarter ended			Fiscal year ended
	March 31, 2005	March 31, 2004		March 31, 2005		March 31, 2004
	(in millions, except share and per share amounts)
Net earnings reconciliation:
As reported net earnings available to common shareholders	$10.2	$(6.7)		$24.2		$(19.9)
Proforma adjustments (net of tax):
Interest expense	—	(0.4	)(2)	1.9	(1)	(0.9)
Special charges	—	11.5		3.9		32.3
Series A convertible stock dividend	—	7.5		8.2		24.7

Total proforma adjustments	—	18.6		14.0		56.1
Proforma net earnings available to common shareholders	$10.2	$11.9		$38.2		$36.2

Basic shares reconciliation:
As reported basic weighted average shares	46,047,821	11,014,421		36,416,358		11,014,421
Proforma adjustments:
Assumed beginning of year weighting	(102,262)	—		9,529,201		—
Preferred stock converted	—	22,431,138		—		22,431,138
New shares issued in IPO	—	12,500,000		—		12,500,000

Total proforma adjustments	(102,262)	34,931,138		9,529,201		34,931,138
Proforma basic weighted average shares	45,945,559	45,945,559		45,945,559		45,945,559

Diluted shares reconciliation:
As reported diluted weighted average shares	46,776,768	11,014,421		37,046,697		11,014,421
Proforma adjustments:
Adjust dilutive options to IPO effective date	(226,500)	502,447		(127,893)		502,447
Assumed beginning of year weighting	(102,262)	—		9,529,202		—
Preferred stock converted	—	22,431,138		—		22,431,138
New shares issued in IPO	—	12,500,000		—		12,500,000

Total proforma adjustments	(328,762)	35,433,585		9,401,309		35,433,585
Proforma diluted weighted average shares	46,448,006	46,448,006		46,448,006		46,448,006

Proforma earnings per share:
Basic	$0.22	$0.26		$0.83		$0.79
Diluted	$0.22	$0.26		$0.82		$0.78

Reported earnings per share:
Basic	$0.22	$(0.61)		$0.67		$(1.80)
Diluted	$0.22	$(0.61)		$0.65		$(1.80)

(1)	resulting from the assumed prepayment of debt from the IPO proceeds as if it occurred on April 1, 2004
(2)	resulting from the net additional debt (adjusted for the assumed prepayment of debt associated with the March 2004 recapitalization) as if it occurred as of April 1, 2003

As previously announced on May 20, 2005, EnerSys will host a conference call to discuss the Company’s fourth fiscal quarter 2005 financial results and to provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for June 21, 2005 at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President & Chief Executive Officer and Michael T. Philion, Executive Vice President – Finance & Chief Financial Officer.

The call will also be Webcast on EnerSys’ site. There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:

Date:	Thursday, June 21, 2005
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Call-In Number:	800-688-0836
International Dial-In Number:	617-614-4072
Passcode:	85253644

A replay of the conference call will be available from 11:00 a.m. on June 21, 2005 through midnight on July 19, 2005.

The replay information is:

Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	68497323

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627; Website: http://www.enersys.com.

About EnerSys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.